Exhibit 10.18

MASTER TOOLING AND PRODUCT SUPPLY AGREEMENT

BETWEEN

The Party A (”Party A”): YETI COOLERS, LLC

Address: 5301 Southwest Parkway, Suite 200, Austin, TX 78735, USA

Contact:

Tel: +1-512-394-9384

Email:

The Party B (“Party B”):

Address:

Contact:

Tel:

Email:

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

“Effective Date”:

This Master Tooling and Product Supply Agreement (“Agreement”) is entered into as of the Effective Date by Party A and Party B for the purpose of establishing a business relationship involving the provision by Party B of Products (as hereinafter defined) and/or services to Party A.

1.                          Tooling Design and Production

Subject to the terms and conditions set forth herein, Party B shall, from time to time, design and produce certain tools and machines set forth on Appendix T1 (collectively, including any tools and machines added by addendum to Appendix T1 in accordance with the terms hereof, “New Tooling”) to produce parts in accordance with the drawings of Party A for each item of New Tooling as set forth on Appendix T2 (including any specifications, quality or other applicable requirements added by addendum to Appendix T2 in accordance with the terms hereof, “Tooling Specifications”). Party A and Party B may add New Tooling to Appendix T1 by an addendum to Appendix T1 executed by Party A and Party B. Each addendum to Appendix T1 shall have an identification number. If Party A and Party B add any New Tooling to Appendix T1, Party A and Party B shall add Tooling Specifications for such New Tooling to Appendix T2 by executing and delivering an addendum to Appendix T2 which sets forth such Tooling Specifications.

[OPTIONAL:  In addition, the Parties acknowledge and agree that, prior to the Effective Date, Party B has designed and produced certain tools and machines at the request of Party A (the “Existing Tooling” and, together with the New Tooling, the “Tooling”), [and Party A has already paid Party B in full for the design, production and all other services relating to the Existing Tooling].]

2.                          Supply and Purchase of Products

Subject to the terms and conditions set forth herein, Party B hereby agrees to produce, supply and deliver to Party A, and Party A hereby agrees to purchase from Party B, the products set forth on Appendix S1 (collectively, including any products added by addendum to Appendix S1 in accordance with the terms hereof “Products”) that meet the applicable specifications of Party A in respect of each such Product as set forth in Appendix S2 (including any specifications added by addendum to Appendix S2 in accordance with the terms hereof, “Product Specifications”). Party A and Party B may add Products to Appendix S1 by an addendum to Appendix S1 executed by Party A and Party B. Each addendum to Appendix S1 shall have an identification number. If Party A and Party B add any Products to Appendix S1, Party A and Party B shall add Product Specifications for such

Product to Appendix S2 by executing and delivering an addendum to Appendix S2 which sets forth such Product Specifications.

3.                          Product Purchase Orders

3.1.                Party A may issue purchase orders for the Products (each a “Purchase Order”) to Party B from time to time, and Party B shall supply the Products to Party A based on each Purchase Order. Each Purchase Order will be an integral part of, and shall be subject to, the terms and conditions of this Agreement. Party A may purchase Products from other third parties or manufacture the Products for its own account.

3.2.                Party B shall, within five (5) calendar days after the issuance of a Purchase Order by Party A, either accept such Purchase Order or propose to make any Change (as defined in Clause 4.1 below). Party B shall be deemed to have accepted a Purchase Order when it does any of the following: (i) fails to revert with any proposed Change within five (5) calendar days after the issuance of a Purchase Order by Party A; (ii) begins performance under the Purchase Order; or (iii) acknowledges the Purchase Order.

4.                          Changes.

4.1.                Within the general scope of this Agreement, Party A may from time to time require additional work, issue additional instructions, or make changes by written direction to Party B in any one or more of the following: (a) drawings, designs, Tooling Specifications, Product Specifications, or other technical requirements; (b) method of shipment or packaging; (c) delivery schedule; (d) quantities; and (e) any other matters relating to this Agreement or any Purchase Order or the performance hereof or thereof (collectively, “Changes”).

4.2.                If any Change results in an increase or decrease in the cost of performance of this Agreement or any Purchase Order, Party A in its sole discretion may make an equitable adjustment to the Tooling Purchase Price (as defined in Clause 5.1.1 below) or Product Purchase Price (as defined in Clause 5.1 below), as applicable. Any claim by Party B for adjustment under this Agreement or any Purchase Order pursuant to the preceding sentence must be asserted in writing within ten (10) calendar days after receipt by Party B of notification of Change and must be approved by Party A in writing, but nothing herein shall excuse Party B from performing its obligations under this Agreement or any Purchase Order as changed. Information, such as technical direction or guidance provided to Party B by representatives of Party A in connection with Party B’s performance of this Agreement or a Purchase Order, shall not be construed either as a Change or as direction to proceed outside the scope of this Agreement or such Purchase Order. If Party B considers that the conduct of any of Party A’s employees has constituted a Change, Party B shall notify Party A immediately in writing as to the nature of the Change and its effect on Party B’s performance, including delivery schedule and the Tooling Purchase Price or Product Purchase Price, as applicable. In any event, the maximum liability of Party A for obsolescence, scrappage, and/or rework resulting from any Change shall be limited to the value of the materials and parts in process at the time of the Change; provided that Party B shall be required to deliver to Party A or destroy, at Party A’s election in writing, any such obsolete materials, scrappage, parts in process and raw materials for which Party A has any liability. Nothing in this clause, including any disagreement with Party A as to the equitable adjustment to be made, shall excuse Party B from performing its obligations under Agreement or Purchase Order as changed.

4.3.                Once a Purchase Order is accepted by Party B, no Change may be made by Party B unless otherwise agreed in writing by Party A. Any requested Change by Party B shall be submitted to Party A in writing together with an estimate of the anticipated impact, if any, on the delivery date and/or the Product Purchase Price. If Party A approves in writing such Change requested by Party B, it will issue a new Purchase Order which shall supersede and void the prior Purchase Order and be incorporated into and governed by this Agreement.

5.                          Purchase Price and Payment

5.1.                Tooling.

5.1.1.    The Parties agree that the unit purchase price for each item of New Tooling shall be as itemized in Appendix T3 attached to this Agreement (“Tooling Purchase Price”). The Tooling Purchase Price includes all Taxes (as defined in Clause 5.3 below) and all expenses and charges, including without limitation expenses and charges relating to design, production, trial run cost, packing, transportation and any other costs relating to the New Tooling. Appendix T3 may be updated at any time by mutual written agreement of both Parties, including to address any additional New Tooling added to Appendix T1 after the date hereof.

5.1.2.    Party B shall issue Party A an invoice for      percent (  %) of the Tooling Purchase Price for each item of Tooling promptly following the date Party B receives the Tooling Specifications for such item of Tooling. Party B shall issue party A an invoice for the remaining       percent (  %) of the Tooling Purchase Price for each item of Tooling within       (  ) calendar days following Sample Acceptance

(defined in Clause 8.1 below).

5.1.3.    Invoices for Tooling issued by Party B shall list the contract number and the amount stated in the invoice shall be consistent with that of the corresponding Tooling, duly delivered and accepted; otherwise, Party A is entitled to return such invoice and request of Party B to reissue it.

5.1.4.    Payments by Party A to Party B do not constitute acceptance of New Tooling or services as meeting the Tooling Specifications or the requirements under this Agreement or any Purchase Order.

5.2.         Products.

5.2.1.    The Parties agree that the purchase price for each Product shall be as itemized in Appendix S3 attached to this Agreement (“Product Purchase Price”). The Product Purchase Price includes all Taxes and all expenses and charges, including without limitation expenses and charges relating to sequencing, staging, packing, packaging, and handling. Appendix S3 may be updated at any time by mutual written agreement of both Parties, including to address any additional Products added to Appendix S1 after the date hereof.

5.2.2.    Within three (3) calendar days after each shipment of Products, Party B shall submit a formal invoice to Party A, which shall include the following information, if applicable and in English: (a) name and address of Party B; (b) name of shipper (if different from Party B); (c) Party A’s Purchase Order number; (d) port of export and place or places of delivery; (e) detailed description of the Products; (f) quantity of the Products shipped; (g) unit and total prices; and (h) any other information required by Party A, including special packing, packaging, handling, and design requirements . The invoice shall be accompanied (if applicable) by a signed bill of lading or express delivery receipt evidencing such shipment.

5.2.3.    Other than invoices for any shipment that Party A has disputed in good faith by written notice to Party B within ten (10) calendar days of receipt, setting forth in reasonable detail the basis for such dispute, which the Parties will negotiate in good faith to resolve, payment for each undisputed invoice will be made by Party A as set forth on Appendix S3.

5.2.4.    Payment of an invoice does not constitute acceptance of the Products and is subject to appropriate adjustment should Party B fail to meet the requirements of this

Agreement or any Purchase Order.

5.3.                Party B shall be responsible for and shall pay Taxes on the Products that relate to the manufacture of the Products and all activities occurring prior to the sale of the Products to Party A.  Party A shall pay all Taxes that are due and payable as a result of its purchase of the Products and that are incurred for all periods thereafter.  “Taxes” shall mean all sales, use, excise, stamp, transfer, value added, or other taxes or assessments imposed by any foreign, federal, state, or local governmental authority .

6.                          Tooling Quality Standard and Warranty

6.1.                Party A and Party B shall cooperate to research, develop and design the final drawings of the parts to be produced by each item of New Tooling based on the corresponding Tooling Specifications. Once such final drawings have been completed, Party B shall manufacture such New Tooling to produce parts in accordance with such final drawings in accordance with the state of the art technology and in accordance with all relevant laws and regulations, particularly with all production safety, professional accident prevention, and any and all other safety laws, rules, and regulations.

6.2.                For the period starting on the date of Sample Acceptance for each item of New Tooling by Party A and ending on the second anniversary of such Sample Acceptance (“Tooling Quality Guarantee Period”), Party B shall, at the discretion of Party A, repair, replace or take back such item of New Tooling or any of its components that is found to be defective without any charge to Party A.

6.3.                If any item of New Tooling or any of its components is found to be defective after the Tooling Quality Guarantee Period, Party B shall cooperate with Party A in repairing such New Tooling or component based on a service fee mutually agreed by the Parties in writing.

6.4.                In addition to Party B’s customary warranties and any other warranties contained herein or implied in fact or by law, Party B warrants that the Tooling delivered and services performed (a) will conform to all oral or written representations, specifications, drawings, samples or other descriptions furnished or specified by Party A; (b) will be merchantable, of high quality and free from defects in design, material and workmanship, including without limitation, latent defects, and free of any claim of any nature by any third party; and (c) Party B will convey clear title thereto to Party A as provided hereunder without any encumbrances. Party B warrants that the Tooling will be adequately packed, packaged, marked, labeled, and handled. If Party B knows or has reason to know the particular purpose for which Party A intends to use any item of Tooling, Party B warrants that such Tooling will be fit for such particular purpose. Party B further warrants that the Tooling furnished hereunder will conform in all respects to samples. In addition, Party B warrants that it will comply with all applicable laws, rules and regulations of governmental authority covering the production, sale and delivery of the Tooling.

6.5.                Inspection, test, acceptance or use of the Tooling or services furnished hereunder shall not affect Party B’s warranty obligation under this Agreement. All warranties shall survive inspection, test, acceptance, use and payment and shall be for the benefit of Party A and its successors, assigns, dealers, distributors, customers and users of products sold by Party A. Party B’s warranties shall not be limited in any way by Party A extending express or implied warranties to its successors, assigns or customers.

7.                          Tooling Property Rights, Safekeeping, and Maintenance

7.1.                Title to the Tooling and relevant technical documents shall belong to and be vested in Party A at all times, regardless of Party A’s inspection or acceptance of the Tooling.

7.2.                Notwithstanding Clause 7.1, risk of loss of the Tooling shall pass from Party B to Party A upon delivery of the Tooling to Party A pursuant to this Agreement.

7.3.                Party B shall safe keep the Tooling with due care, free of charge to Party A. The places where the Tooling are safe-kept shall be suitable in terms of size, humidity, cleanliness, security and any auxiliary facilities and shall allow the Tooling to be safe-kept for an indefinite period of time, without the risk that their condition or quality be impaired.

7.4.                Party B shall maintain an orderly storage bookkeeping so that the respective inventory of the Tooling and property of Party A can be immediately recognized. Party A or any of its authorized agents are entitled to examine the place of storage and inspect the storage bookkeeping at any time during usual working hours.

7.5.                Party B shall be responsible for the maintenance of the Tooling and bear the corresponding maintenance costs. Party B undertakes to implement all necessary measures to protect the Tooling against deterioration of all kinds. Should there be any damage to any item of Tooling, Party B shall immediately repair such item of Tooling at its own cost. In the event that any item of Tooling is destroyed, lost, cannot be repaired or otherwise cannot be used for the production of Products, Party B shall compensate Party A in the amount equal to the Tooling Purchase Price for such item of Tooling, and shall compensate Party A for its actual losses pursuant to the terms hereunder.

7.6.                Party B shall not move any item of Tooling to any place other than the Facility (as defined in Clause 9.6 below) or destroy any item of Tooling without the prior written consent of a representative of Party A at the Vice President level or higher. The Parties shall cooperate to ensure that an authorized representative of Party A is present to supervise any movement or destruction of any item of Tooling.

7.7.                Upon request of Party A and at Party A’s cost and expense, Party B shall immediately return the Tooling to Party A in the best possible conditions, save for normal wear and tear.

8.                          Tooling Samples, Delivery and Packaging

8.1.                Party B shall provide to Party A a sufficient quantity of samples produced by each item of Tooling (“Samples”) before mass production of any Products to be produced using such Tooling. After Party A inspects and confirms the suitability of the Samples and provides written notice of acceptance to Party B (“Sample Acceptance”), Party B can then use the Tooling to carry out mass production to the extent provided for herein.

8.2.               Unless otherwise provided for in Appendix T1, delivery of each item of Tooling shall take place at the Facility.

8.3.               Party B shall complete fabrication of each item of Tooling and provide sufficient quantity of the Samples from such item of Tooling within the timelines set forth for such item of Tooling in Appendix T1.

8.4.               Party B shall inform Party A in writing ten (10) calendar days in advance in case of any delay in delivery of any item of Tooling, Samples, or the provision of any service. In case Party B cannot deliver such Tooling or Samples in a timely manner for any reason other than Force Majeure (for avoidance of doubt, Tooling or Samples that are delivered that do not meet the requirement of this Agreement shall also be deemed to be delivered late), Party B shall pay liquidated damages to Party A at the rate of    percent (  %) of the corresponding Tooling Purchase Price for each calendar day of delay. If the delay exceeds five (5) calendar days, Party B shall pay liquidated damages to Party A at the rate of       percent (  %) of the corresponding Tooling Purchase Price and, unless the Parties otherwise negotiate a remedy for losses due to delay that is acceptable to Party A, shall compensate Party A for its actual losses resulting from such delay.

8.5.               Upon delivery of each item of Tooling, Party B shall hand over to Party A the originals or reproducible copies of the corresponding Tooling designs and other relevant technical documents, including but not limited to computer aided design (“CAD”) files and models. In addition, Party B shall make available to Party A all such designs and technical documents in existence at any time, whether in draft or final form, during the term of this Agreement.

8.6.               Party B shall pack, package, and handle the Tooling and Samples in a manner reasonably designed to fully protect Tooling and Samples from loss and damage and against repeated handlings and numerous loading and unloading. Protective measures consistent with the characteristics and requirements of each item of the Tooling and Samples shall be taken to prevent the Tooling and Samples from damage by moisture, rain, shock, and corrosion. Such packing, packaging, and handling shall also conform with any other requirements specified by Party A under this Agreement or a Purchase Order.

8.7.               Party A will inspect Tooling to confirm the model, specification, packaging, quantity, etc. and confirm the Samples according to the corresponding Tooling Specifications.

8.8.               If, after inspection, Party A accepts any set of Samples and confirms that they conform to the requirements hereunder, both Parties shall mark such set of Samples with a permanent stamp and seal two (2) original copies, with a copy to be retained by each Party.

8.9.               If upon inspection of any set of Samples, Party A determines that such Samples do not conform to the requirements of Party A, Party A shall have the right to reject the corresponding item of Tooling. In such an event, Party B shall take all necessary actions as soon as reasonably practical to ensure the new Samples meet the requirements of Party A within five (5) calendar days. If Party A accepts such new Samples after inspection, both Parties shall mark the new Samples with a permanent stamp and seal two (2) original copies, with a copy to be retained by each Party. Otherwise, Party A is entitled to terminate this Agreement, and Party B shall pay liquidated damages to Party A at the rate of      percent (  %) of the corresponding Tooling Purchase Price and shall compensate Party A for its actual losses resulting therefrom.

9.                         Product Delivery, Inspection, Acceptance and Other Performance Covenants

9.1.               Delivery time and quantities are of the essence under the Purchase Orders. Party B agrees to            percent (   %) on-time delivery of the quantities and at the times specified by Party A, as stated in the Purchase Orders. If there is an actual or anticipated delay in delivery, Party B shall immediately notify Party A of the expected length of the delay and the reason for such delay; such notice, however, shall not release Party B from its liabilities for such late delivery. If Party B’s deliveries fail to meet the delivery schedule under the Purchase Orders, Party A, in addition to its other rights and remedies and in its sole discretion, (a) may direct expedited routing and charge Party B for any excess costs incurred

as a result, (b) upon repeated issue, may charge liquidated damages at the rate of     percent (  %) of the total Product Purchase Price under the relevant Purchase Order for each day of delay, and (c) upon three (3) or more infractions of the same root cause, may charge Party B for any costs and loss incurred by Party A.

9.2.                At least quarterly, Party A shall provide non-binding forecasts to assist Party B to plan for production requirements on a rolling twelve (12) month basis. Party A will not be liable for Party B’s commitments or production arrangements in excess of the amount or in advance of the time required under Party A’s Purchase Orders.

9.3.                Party A may inspect all Products at all times and places, including during the period of manufacture. Such inspection may at Party A’s sole option include confirmation of Party B’s compliance with Party A’s quality control procedures. Party B will grant Party A and/or its designees access to Party B’s facilities and those of its sub-suppliers or subcontractors at all reasonable times and will provide access to all Tools, Facilities and inventories of raw materials and provide assistance reasonably necessary for such inspection and/or confirmation at no additional cost to Party A. All Products are subject to final inspection and acceptance after delivery to Party A. Party A and/or its designees (including any “Inspectors” designated pursuant to Appendix S4) shall not take any photos or record any videos within Party B’s facilities, unless Party A and/or its designees reasonably determine that such photos or videos are necessary to document specific situations that Party A requires Party B to address in order to improve performance of obligations or quality of Products; provided, however, that Party A shall not permit any manufacturer or potential manufacturer of Products to view any such photos or videos.

9.4.                If Party A determines that any Products delivered by Party B are non-conforming, Party A may, in its sole discretion, either rework any non-conforming Products itself or through any third party at the cost of Party B, or return them to Party B for rework or replacement. If Party A elects to return any non-conforming Products to Party B, then (a) the total Product Purchase Price of such non-conforming Products, including the reasonable expenses incurred by Party A for added value (components and actual labor) and testing of the non-conforming Products, shall be repaid by Party B to Party A, or offset by Party A against any of Party B’s unpaid invoices, and (b) Party B shall destroy the non-conforming Products sent to Party B for replacement. Party B shall assume sole responsibility for all packing, packaging, handling, shipping, transportation, insurance, freight forwarding costs and other expenses incurred in connection with the shipment of all non-conforming Products to and from the manufacturing facility of the Products and any destination set forth in a Purchase Order. To the extent previously paid by Party A, Party A may offset such costs and other expenses against any of Party B’s unpaid invoices.

9.5.                Party B acknowledges and agrees that in the event that (a) in excess of     percent (  %) of the Products in any shipment are non-conforming or defective; (b Party B fails to rework or replace any non-conforming Products to the satisfaction of Party A and within such time period specified by Party A; or (c) Party B otherwise fails to materially comply with any of the terms and provisions of this Agreement or any Purchase Order, Party A is entitled to cancel the relevant Purchase Order without prejudice to any other rights and remedies that Party A may be entitled to. If Party A elects to cancel any Purchase Order, then the total Product Purchase Price of such Purchase Order, including the reasonable expenses incurred by Party A for added value (components and actual labor) and testing of the non-conforming Products, shall be repaid by Party B to Party A, or offset by Party A against any of Party B’s unpaid invoices.

9.6.                Unless otherwise set forth in the relevant Purchase Order, title to the Products and the risk of loss shall pass from Party B to Party A upon delivery of the Products to Party A at Party B’s facility located at:                                        (the “Facility”).

9.7.                Party B shall only produce, store and pack Products at the Facility. Party B shall not produce, pack or store Products, store raw materials, or use or store any Tooling at any location other than the Facility without Party A’s express written consent in each instance, and strictly in accordance with the terms of such written consent, if any.

9.8.                Party A and Party B agree to the terms of the additional covenants set forth on Appendix S4, if any.

9.9.                Party B shall not sell any Products (including but not limited to “factory second” or other non-conforming Products) to any employee or third party.

10.                   Product Quality Standard and Product Warranty

10.1.         Party B shall deliver only Products which meet the Product Specifications for such Products and all drawings, data and requirements that are referred to or incorporated into the Purchase Order. Party B shall manufacture the Products in accordance with the state of the art technology and in accordance with all relevant laws and regulations, including all, environmental, social responsibility, child labor, production safety, professional accident prevention, and other health and safety laws and regulations. Party B shall manufacture the Products in compliance with Party A’s Workplace Code of Conduct Policy set forth on

Appendix S5, which Party A may update from time to time by written notice to Party B. Party A shall have the right to inspect and audit Party B’s premises at any time during normal business hours of operation, including the facilities being used by Party B (or any third party) for production and storage of Product to assure compliance by Party B with any and all applicable laws, rules, and regulations and Party A’s Workplace Code of Conduct Policy.

10.2.         The quality guarantee period for Products under this Agreement is one (1) year after the acceptance of the Products by Party A (“Product Quality Guarantee Period”), during which time Party B shall, at the sole discretion of Party A, repair, replace or take back any Products or any of its components that Party A finds to contain a manufacturing defect without any charge to Party A.

10.3.         If the Products or any of its components are found to be defective by Party A after the Product Quality Guarantee Period, Party B shall cooperate with Party A in repairing such Products or components based on the actual parts, labor, and inbound/outbound shipping costs incurred.

10.4.         In addition to Party B’s customary warranties and any other warranties contained herein or implied in fact or by law, Party B warrants that the Products delivered and services performed (a) will conform to all oral or written representations, Product Specifications, drawings, samples or other descriptions furnished or specified by Party A; (b) will be merchantable, of high quality and free from defects in manufacture, material and workmanship, including without limitation, latent defects and free of any claim of any nature by any third party; and (c) Party B will convey clear title thereto to Party A as provided hereunder without any encumbrances. Party B warrants that the Products will be packed, packaged, handled, marked and labeled in accordance with Party A’s requirements under this Agreement or any Purchase Order. If Party B knows or has reason to know the particular purpose for which Party A intends to use the Products, Party B warrants that such Products will be fit for such particular purpose. Party B further warrants that the Products furnished hereunder will conform in all respects to Samples. In addition, Party B warrants that it will comply with all applicable laws, rules and regulations of any governmental authority covering the production, sale, and delivery of the Products.

10.5.         Inspection, test, acceptance or use of the Products or services furnished hereunder shall not affect Party B’s warranty obligation under this Agreement. All warranties shall survive inspection, test, acceptance, use and payment and shall be for the benefit of Party A and its successors, assigns, dealers, distributors, customers and users of products sold by Party A. Party B’s warranties shall not be limited in any way by Party A extending express or implied warranties to its successors, assigns or customers.

10.6.         Party B represents and warrants to Party A that Party B has all required business licenses and other certifications to perform its obligations hereunder.

11.                   Product Packaging and Labeling

11.1.         Party B shall pack, package, and handle the Products in accordance with all prints and designs provided by Party A, and in packaging provided by or approved in writing by Party A, and in accordance with packaging instructions or specifications of Party A.

11.2.         Party B will label, imprint, emboss, stamp or otherwise mark all Products and Product packaging supplied pursuant to this Agreement with any serial numbers, Party A’s trademarks, service marks, trade dress, logos, trade names and corporate names (collectively, “Trademark”) and other information as may be specified by Party A. The labeling of all Products and Product packaging will be subject to the prior written approval of Party A.

11.3.         Party A hereby grants to Party B a limited, revocable, non-exclusive, non-transferable right to use the Trademarks solely on the Products, and Product packaging supplied or approved by Party A, pursuant to this Agreement. Party B will (a) comply with Party A’s guidelines and instructions regarding use of the Trademarks, as communicated by Party A to Party B from time to time, (b) ensure that all Products in connection with which the Trademarks are used are of the highest standards and workmanship, and of such nature, style, appearance, and quality as to protect the Trademarks and the goodwill associated therewith, and (c) ensure that all usage of the Trademarks will be solely on behalf of, and inure to the benefit of, Party A. Party B shall not put or place any of the Trademarks or any variation or derivation thereof, or any similar mark that could be confused with any of the Trademarks, on any Products or similar products, on any Tooling or similar machines or equipment, or on any other materials whatsoever..

11.4.         Party B shall immediately report to Party A if Party B receives notice of, or becomes aware of, any unauthorized or counterfeit goods which use or bear any of the Trademarks (including goods that use or bear the trade dress of the Products), or marks confusingly similar to the Trademarks or goods confusingly similar to the trade dress of the Products, and shall provide assistance as reasonably requested by Party A in order to determine the source of any such unauthorized or counterfeit goods.

12.                   Intellectual Property Rights

12.1.  As between Party A and Party B, Party A shall own all Intellectual Property (as hereinafter defined) in (a) the fields of use contemplated by this Agreement, (b) the Tooling, and (c) the Products, and, except as set forth in Clause 12.4, Party B shall not file for or claim any copyright, patent or trademark protection or any other proprietary rights with respect thereto.  “Intellectual Property” shall mean all concepts, inventions (whether or not protected under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, Trademarks, trade dress, trade secrets, publicity rights, names, likenesses, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent (or which is not patented, but is subject matter that is protected under patent law), copyright, mask work, trademark, trade secret, or other laws, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, for all media now known or later developed, including without limitation all new or useful art, combinations, discoveries, formulae, algorithms, specifications, manufacturing techniques, technical developments, systems, computer architecture, artwork, software, programming, applets, scripts, designs, processes, and methods of doing business.  “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty.

12.2.         Any knowledge or information that Party B has disclosed or may hereafter disclose to Party A, which in any way relates to the Tooling, Products, or services covered by this Agreement, shall not, unless otherwise specifically agreed to in writing by Party A, be deemed to be confidential or proprietary information of Party B and shall be acquired by Party A free from any restrictions as part of the consideration for this Agreement. Party B shall not assert any claim with respect to any such information against Party A.

12.3.         If Party A pays Party B for the development of any Intellectual Property, or any development under this Agreement, whether solely by Party A, solely by Party B, or jointly by the Parties, results in any Intellectual Property, then Party B hereby assigns all right, title and interest in and to said Intellectual Property to Party A. Party B shall notify Party A in writing of any development that it views as constituting Intellectual Property and shall cooperate with and assist Party A in every reasonable way to perfect Party A’s right, title and interest, including but not limited to executing and delivering all additional documents reasonably requested by Party A in order to perfect, register, and/or enforce the same. To the extent that such Intellectual Property is not assignable to Party A pursuant to the applicable laws, Party B hereby grants Party A an irrevocable, royalty-free, fully paid, exclusive, transferrable, worldwide, and perpetual right and license, including the right to sub-license, to use such non-assignable Intellectual Property for any purpose, including but not limited to the right to (a) use, make, have made, sell, offer to sell, and distribute products anywhere in the world, (b) repair, rebuild, reconstruct, and relocate the Tooling, Products and the relevant products, and (c) reproduce copyrighted materials, distribute copyrighted materials to customers and others, publicly display and prepare derivative works based upon such copyrighted materials.

12.4.         In the event that Party B independently conceives of and develops, in each case without any reliance upon or reference to the Intellectual Property of Party A, an invention that relates to the Products or Tooling and that could be incorporated into such Products or Tooling as a component or part thereof (such invention, a “Party B Developed Invention”), then:

(a)                                 such Party B Developed Invention shall be solely owned by Party B;

(b)                                 during the Term, Party B shall grant to Party A, and Party A shall be deemed to have automatically without any action on the part of Party B, an exclusive, irrevocable, royalty-free, fully paid up, transferrable, sublicensable, worldwide right and license to use such Party B Developed Invention for the purposes set forth in Clause 12.3 (a) — (c);

(c)                              for a period of 2 years following the Term, Party B shall grant to, and Party A shall be deemed to have automatically without any action on the part of Party B, a non-exclusive, irrevocable, royalty-free, fully paid up, transferrable, sublicensable, worldwide right and license to use such Party B Developed Invention for the purposes set forth in Clause 12.3 (a) — (c); and

(d)                                 during the Term Party B shall not use or incorporate such Party B Developed Invention into any category of goods or products made or sold (or reasonably related to those made or sold) by Party A or into any category of goods or products that Party A may communicate to Party B as contemplated or potential future goods or products of Party A.

12.5.         For the avoidance of doubt, no license, immunity or other right under any Intellectual Property rights of Party A is granted to Party B under this Agreement, unless otherwise expressly provided herein. All Tooling, Tooling Specifications, Product Specifications and designs, patterns, drawings or other materials furnished by Party A to Party B, any modifications of such Tooling, Tooling Specifications, Product Specifications and designs, patterns, drawings or other materials created by Party A or Party B or manufactured or acquired by Party B for purpose of this Agreement or paid for by Party A and any replacement thereof, or any materials affixed or attached thereto, and all replacements thereof, shall be and remain the property of Party A. Party B shall mark or number Party A’s property as directed by Party A and Party A’s property shall be safely stored separate and apart from Party B’s property. Party B shall not substitute any property for any of Party A’s property, shall not deliver or make available to any third party any of Party A’s property and shall not use any of Party A’s property or any property or goods manufactured, developed or created with the aid of Party A’s property, except in fulfilling its contractual obligations to Party A. Party B warrants that Party A’s property will not be frozen, auctioned or under any other disposal as Party B’s property in any circumstances. All Party A’s property, while in Party B’s custody or control, shall be held and operated at Party B’s risk and shall be kept insured by Party B at Party B’s expense in an amount equal to the replacement cost, with loss payable to Party A. Copies of policies or certificates of such insurance will be furnished to Party A upon request. Party B shall not file any application for any patents, copyrights, trademarks or trade names involving any Trademarks or other Intellectual Property of Party A.

13.                   Insurance

Party B shall obtain, pay for, and maintain insurance meeting or exceeding the minimum insurance requirements set forth on Appendix S6 with policy terms satisfactory to Party A.

14.                   Confidentiality; No Right of Publicity

14.1            The Parties agree to maintain the confidentiality of each other’s Confidential Information in accordance with the terms and conditions of the Nondisclosure Agreement entered into by the Parties on or about                   , 20    (the “Confidentiality Agreement”), a copy of which is attached hereto as Appendix C1.

14.2            During the Term of this Agreement and at all times after the termination or expiration of this Agreement, Party B shall not make any media release or other public announcement relating to or referring to this Agreement without Party A’s prior written consent.  Party B shall acquire no right to use, and shall not use, without Customer’s prior written consent, the corporate names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials, of Party, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (a) in any advertising, publicity, press release, customer list, presentation, or promotion; (b) to express or to imply any endorsement of Party A of Party B’s products or services; or (c) in any manner other than expressly in accordance with this Agreement.

15.                   Assignment and Subcontracting

All of the obligations of Party B under this Agreement and any Purchase Order shall be performed solely by Party B itself. No right or interest in this Agreement and any Purchase Order shall be assigned by Party B without Party A’s prior written consent, and no delegation of any obligation owed by Party B shall be made without Party A’s prior written consent. Neither is Party B permitted to subcontract any of its obligations under this Agreement and any Purchase Order to any third party without Party A’s prior written consent. Any attempted assignment, delegation or subcontracting shall be wholly void and totally ineffective for all purposes unless made in conformity with this clause.

16.                   Anti-Bribery; Anti-Corruption

16.1.         Party B hereby warrants that:

(a)                     neither it nor any of its officers, directors, employees, representatives or agents will offer, promise, give or authorize the offer, promise or giving to a government official or an employee of a state-owned or controlled enterprise, directly or indirectly, anything of value, for the government official, the employee of a state-owned or controlled enterprise or another person or entity, in order to influence such a person to act or refrain from acting in the exercise of his/her official duties with respect to this Agreement;

(b)                     it and its officers, directors, employees, representatives and agents will use only ethical, legitimate and legal business practices in commercial operations and in promoting the position of Party A on issues before governmental authorities; and that it and its officers, directors, employees, representatives and agents will comply with all applicable anti-corruption laws and regulations;

(c)                      it and its officers, directors, employees, representatives and agents will never bribe the employees of Party A by any means, including but not limited to providing or promising to provide off-the-book rebate in secret, entertainment allowance, employment arrangement, travel home and abroad, present, discount for shopping and any other material benefits for the employees of Party A or their relatives;

(d)                     it will refuse any improper interests in any form required by the employees of Party A and will provide relevant evidence or clues to assist Party A to investigate and prosecute;

(e)                      it shall keep its books and records in such a fashion that its compliance with the foregoing may be readily audited; and

(f)                       it shall indemnify Party A from and against any and all claims, losses, damages, liabilities, expenses and costs of whatever nature arising out of or connected with such non-compliance with the foregoing.

17.                   Force Majeure

17.1.         Neither Party shall be liable for its failure to perform its obligations under this Agreement due to any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not within its reasonable control (“Force Majeure Event”), which prevents in whole or in material part such Party from performing any obligation hereunder, but only the extent and only for the period that such performance is so affected by the Force Majeure Event. Without limiting the foregoing, for purposes of this Agreement, the following, among other events, shall constitute Force Majeure Events: strikes, riots, wars, fire, flood, hurricane, typhoon, earthquake, epidemics, lockouts, embargoes, acts of God, acts of national or government action, or acts in compliance with any law, regulation or governmental order.

17.2.         The Party affected by any Force Majeure Event shall promptly notify the other in writing of the occurrence, nature, cause and possible consequence of a Force Majeure Event and the time during which such Force Majeure Event anticipated to affect the notifying Party’s ability to perform its obligations under this Agreement. Upon giving such written notice to the other Party the Party whose performance is affected by the Force Majeure Event shall be released without any liability on its part from the performance of its obligations hereunder, subject to the limitations under Clause 17.1.

17.3.         The Party affected by a Force Majeure Event shall use its reasonable efforts to correct or ameliorate conditions giving rise to any delay or failure of performance.

17.4.         During the period that the performance of one Party of its obligation hereunder has been suspended due to a Force Majeure Event, the other Party may likewise suspend the performance of all or part of its obligations hereunder provided that such suspension is commercially reasonable. Should a Force Majeure Event continue for a period in excess of 15 days, the Parties shall consult to determinate whether and in what manner to continue their efforts to resume performance under this Agreement.

18.                   Term and Termination; Restrictive Covenant

18.1.         This Agreement shall commence on the Effective Date, and shall remain in effect until                , 20  , unless earlier terminated pursuant to Clause 18.4 or Clause 18.2 hereunder; provided, however, Party A shall have the option to extend the Term by      (   ) additional years on the terms in effect as of          , 20   by delivering a written notice to Party B at least         (  ) calendar days prior to              ,      (as extended, if applicable, “Term”), unless earlier terminated pursuant to Clause 18.2 hereunder.

18.2.         During the Term of this Agreement, in case of the occurrence of one of following events of Party B, Party A shall be entitled to immediately terminate this Agreement and all outstanding Purchase Orders by informing Party B in writing five (5) calendar days in advance, but without taking any liability for compensation to Party B:

(a)                     Major lawsuits appear;

(b)                     its legal representative or senior management are involved in criminal investigation;

(c)                      it is merged, acquired, shut down, or liquidated;

(d)                     it fails to pay back loans or owe any third party a substantial amount of money;

(e)                      it is in any breach of Clause 16 of this Agreement; or

(f)                       it is in any material breach of this Agreement (other than the breach of Clause 16) which remains uncured after a thirty (30) calendar days written notice thereof from Party A.

18.3.         Any such termination shall be without prejudice to any other rights and remedies that Party A may be entitled to at law.

18.4.         Party B shall not be exempted from the responsibility for the product quality requirements stipulated in this Agreement after the termination hereof.

18.5.         Clauses [5.1, 6.4, 7, 10.2, 10.3, 10.4, 10.5, 12, 14 and 16 to 22] shall survive the termination of this Agreement.

18.6.         During the Term, Party B will not sell any [          or similar products] to any customer other than Party A. In the event that Party A terminates this Agreement pursuant to Section 18.2 or in the event that Party B refuses to renew this Agreement or the relationship between the Parties on commercially reasonable terms upon expiration of the Term, then, for the one (1) year following such termination, Party B will not sell any [           or similar products] to any customer.

19.                   Indemnification

19.1.         Party B shall defend, indemnify and hold harmless Party A, its successors, assigns, subsidiaries, parents, customers and those selling and using Party A’s products from and against any and all costs, including without limitation reasonable attorney’s fees, damages and liabilities resulting from actual or alleged infringement of or interference with any patent, trademark, copyright, trade secret, proprietary right, license or other right, unless such claim for infringement or interference is based solely upon drawings and specifications furnished to Party B by Party A. Party B also agrees upon receipt of notification to promptly assume full responsibility for defense of any demand, suit or proceeding which may be brought against Party A, its agents, customers or other vendors for any alleged unfair competition resulting from similarity in design, trademark or appearance of goods or services furnished hereunder. Party A may be represented by and actively participate through its own counsel in any suit or proceeding if it so desires, and the costs of such representation shall be paid by Party B. Party B shall not settle any claims against or involving Party A without written consent of Party A unless such settlement releases Party A in full from all liabilities and does not contain any obligations in respect of Party A.

19.2.         Party B shall, in the event of complaints, claims or legal actions alleging damage or injury resulting from the purchase, sale or use of the Tooling, the Products or services described herein, indemnify, defend and hold Party A harmless from and against any and all such liabilities and costs, including without limitation, all expenses, losses, royalties, profits, damages, court costs and reasonable attorney’s fees, and will assume the full responsibility and expenses of investigation, litigation and settlement of any such complaints, claims or legal actions. Party A may be represented by and actively participate through its own counsel in any suit or proceeding if it so desires, and the costs of such representation shall be paid by Party B. Party B agrees to include this clause in any subcontracts issued hereunder.

19.3.         Party B shall defend, indemnify and hold Party A harmless from and against any and all damages, claims or liabilities and expenses, including reasonable attorney’s fees, arising or resulting in any way from any defect in the Products or services purchased hereunder, or from any act or omission of Party B, its agents, employees or subcontractors. This indemnification shall be in addition to the warranty obligations of Party B.

19.4.         If any article, apparatus, material, component or part thereof, or any device or process necessarily resulting from the use thereof or process or method for using the Products, is held in a suit or proceeding to constitute infringement or misappropriation, and the manufacture, sale or use of the article, apparatus, material, component, part, device, process or method is enjoined, Party B shall, at its own expense and at Party A’s sole option, either (a) procure for Party A the right to continue making, using or selling the article, apparatus, material, component, part, device, process or method, (b) if the form, fit, function or performance thereof will not be materially adversely affected, replace the same with a noninfringing article, apparatus, material, component, part, device, process or method, or modify it so it becomes noninfringing, or (c) remove the article, apparatus or material or component and refund to Party A the total Product Purchase Price in aggregate during the Term and the transportation and installation costs thereof.

20.                   Governing Law and Disputes Resolution

20.1.         This Agreement, and all purchases of Products, Tooling, and services by Party A will be governed exclusively by the internal laws of the State of Texas, without giving effect to choice of law principles and without giving effect to the United Nations Convention regarding Contracts for the International Sale of Goods (which the Parties expressly exclude).  The Parties agree that any and all disputes, claims, or litigation arising from or related in any way to this Agreement or Party A’s purchases shall be resolved exclusively by the courts in         , and each Party waives any objections against, and agrees to submit to the personal jurisdiction of, such state and federal courts, including objections or defenses based upon an inconvenient forum.

20.2.         The Parties’ shared objective is to resolve all disputes of any nature that may arise between them as amicably and efficiently as possible, and neither Party will unreasonably delay the resolution of a dispute.

20.3.         A “dispute” arises when there is a cause of action or claim for relief that either Party could have asserted in court but for this Agreement to arbitrate. Promptly after a dispute arises, executives from each of Party A and Party B who are senior (when possible) to the people with responsibility for administering this Agreement and who have the authority to resolve the dispute will meet face to face at a mutually agreeable location and attempt in good faith to resolve the dispute.  If these executives are unable to resolve the dispute at their meeting, either party may request that the dispute be submitted to mediation within thirty (30) calendar days after the face to face meeting.  The mediation will be conducted within thirty (30) calendar days after submission by              in accordance with its guidelines.  Each Party will be represented at the mediation by at least one senior executive with sufficient authority to resolve the dispute.  Party A and Party B will each bear their own costs and expenses incurred in connection with the mediation proceeding and will each pay one-half of the costs and expenses of the mediation, including the fees and expenses of the mediator.

20.4.         Any and all disputes of whatever nature arising between the Parties, not resolved between the Parties themselves or through mediation, will promptly be submitted to binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except as modified in this Agreement.  Either or both Parties may submit the dispute to the AAA.  If resolution of the dispute may affect another supplier of the same or similar products or services, at the request of either Party, that potentially affected supplier may participate in the arbitration as an additional party upon agreeing in writing to be bound by Clauses 20.4 and 20.5 of this Agreement. If no demand for arbitration is received by the AAA within twelve months from the date it first arose, all claims of the Parties arising from or relating to the dispute will be forever barred.  The arbitration hearing must be concluded within one hundred and fifty (150) days following appointment of the arbitrator.  Within thirty (30) calendar days following appointment of the arbitrator, the Party that demanded arbitration must disclose and provide to every other party copies of all documents that support or refute its demand and identify all persons it will call as witnesses at the arbitration hearing.  Twenty (20) calendar days after receiving the required disclosures from the Party that demanded arbitration, each other party must disclose and provide to the Party that demanded arbitration copies of all documents that support or refute (a) its opposition to the arbitration demand, and (b) any counterclaims it asserts as part of the arbitration.  Fifteen (15) calendar days after receiving the required submissions regarding any counterclaims, any party against whom a counterclaim has been asserted must disclose and provide to each other party copies of all documents that support or refute the counterclaim. The Parties have intentionally limited the obligation to produce documents to those documents that support or refute their positions because they wish to avoid the burden and cost of producing less relevant documents.  If a party desires to depose a witness identified by another party, the deposing party must request the deposition within thirty (30) calendar days after the witness has been identified.  If the witness is an employee or under the control of a party, that party must make the witness available for deposition at a mutually convenient time and place within sixty (60) calendar days after the deposition request is made.  If a party is able to produce the witness for deposition, the deposing party may seek to compel the witness’s deposition pursuant to AAA rules.  No deposition may exceed six (6) hours.  No other pre-hearing discovery will be allowed.  Arbitration under this Agreement will be in lieu of all other remedies and procedures available to the Parties, provided that either Party may seek specific performance, preliminary injunctive or other interlocutory relief prior to the commencement of or during the arbitration proceeding.  If a Party refuses to participate in an arbitration proceeding as required by this Agreement, the other Party may petition any court having proper jurisdiction for an order directing the refusing Party to participate in the arbitration proceeding.  All costs and expenses incurred by the petitioning Party in enforcing the terms of this Agreement will be paid by the refusing Party.

20.5.         Each Party will proceed in good faith to conclude the arbitration proceeding as quickly as reasonably possible.  The arbitration proceeding will be confidential between the Parties and there will be no verbatim or recorded record of the proceeding.  The arbitrator’s determination will be binding and conclusive and the arbitration award may be confirmed in any court having proper jurisdiction.  Party A and Party B will bear their own costs and expenses incurred in connection with the arbitration proceeding and each Party will pay one-half of the costs and expenses of the arbitration, including the fees and expenses of the arbitrator.  Any payments or reimbursements required by the decision of the arbitrator will be made within thirty (30) days following the decision.

20.6.         This section will not prevent either Party from joining, or bringing a claim against, the other Party in a Products liability action.  However, if (a) only one of the Parties was a defendant in a Products liability action that has been finally decided or (b) only one of the Parties is a Party to the settlement of a Products liability action, then any contribution claim by defendant or settling Party against the other Party regarding that Products liability action will be subject to the provisions of this section, including mandatory arbitration.  A dispute between the Parties about contribution in a Products liability action will be deemed to have arisen at the time:  (c) the Products liability action was finally decided or (d) at the time the settlement agreement for the Products liability action was executed.

20.7.

21.                   Miscellaneous

21.1.         Nothing set forth in this Agreement shall be deemed or interpreted to establish any partnership, joint venture, or other cooperative business relationship between the Parties. Neither Party shall have the right or authority to assume or create any obligations on behalf of the other Party, express or implied, nor to have any rights to the assets, business interests, or property of the other Party, except as expressed herein.

21.2.         This Agreement and the Appendices attached hereto (including any addendum to such Appendices entered into in accordance with the terms of this Agreement) constitutes the entire understanding and agreement of the Parties respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, expressed or implied, written or oral, between the Parties relating to the subject matter hereof.

21.3.         This Agreement may only be amended in accordance with the terms hereof or by means of a writing signed by both Parties.

21.4.         If any term or other provision of this Agreement is determined to be invalid, illegal or otherwise incapable of being enforced, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the fullest extent possible.

21.5.         Failure by either Party to enforce any provision of this Agreement or to exercise any right in respect of this Agreement shall not be construed as a waiver of such Party’s rights to enforce the same or any other provision or to exercise the same or any other right.

21.6.         Except as specifically provided herein, all notices and other communications given in relation to this Agreement shall be in writing, delivered by hand or sent first class registered post, facsimile or via electronic correspondence and delivered to the other Party at the designated address provided by such Party on the cover page of this Agreement or in a writing delivered after the date hereof in accordance with this Clause 21.6.

21.7.         The Appendices of this Agreement include:

Appendix T1: The New Tooling

Appendix T2: Tooling Specifications

Appendix T3: Tooling Purchase Price

Appendix S1: The Products

Appendix S2: The Product Specifications

Appendix S3: The Product Purchase Price, Product Purchase Price Adjustment Process, and Payment Terms

Appendix S4: Additional Performance Covenants

Appendix S5: Party A’s Workplace Code of Conduct Policy

Appendix S6: Minimum Insurance Requirements

Appendix S7: Copies of Business License and other Certificates by Party B

Appendix C1:  Nondisclosure Agreement

The Appendices hereto (including all addendums and annexes thereto) form an inalienable part of this Agreement and shall have equal legal effect as this Agreement.

21.8.         This Agreement is executed in two originals, with each Party holding one original. Each counterpart shall be of the same legal force and effect.

[Signature Pages Follows Next]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the date first above written.

Party A: YETI COOLERS, LLC	Party B:

Authorized representative:	Authorized representative:

Title:	Title:

Signature:	Signature:

Appendix T1: New Tooling

[To include:

Description of each item of Tooling

Place of Delivery, and Delivery timeline]

Addendum No.      to Appendix T1

List of Additional Tooling

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be duly executed on their respective behalf, by their respective officers thereunto duly authorized.

Party A: YETI COOLERS, LLC	Party B:

Authorized representative:	Authorized representative:

Title: Signature:	Title: Signature:

Date:	Date:

Appendix T2: Tooling Specifications

[To include preliminary drawings]

Addendum No.     to Appendix T2

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be duly executed on their respective behalf, by their respective officers thereunto duly authorized.

Party A: YETI COOLERS, LLC	Party B:

Authorized representative:	Authorized representative:

Title: Signature:	Title: Signature:

Date:	Date:

Appendix T3: The Tooling Purchase Price

[To include Tooling Purchase Price and number of part units which, once reached, triggers Party B’s obligation to repay the Tooling Purchase Price to Party A]

All payments will be made in United States Dollars.

Appendix S1: List Products

Addendum No.      to Appendix S1

List of Additional Products

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be duly executed on their respective behalf, by their respective officers thereunto duly authorized.

Party A: YETI COOLERS, LLC	Party B:

Authorized representative:	Authorized representative:

Title: Signature:	Title: Signature:

Date:	Date:

Appendix S2: The Product Specifications

Addendum No.     to Appendix S2

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be duly executed on their respective behalf, by their respective officers thereunto duly authorized.

Party A: YETI COOLERS, LLC	Party B:

Authorized representative:	Authorized representative:

Title: Signature:	Title: Signature:

Date:	Date:

Appendix S3: The Product Purchase Price, Product Purchase Price Adjustment Process, Payment Terms

The initial Product Purchase Price for the Products set forth on Appendix S1 shall be the following:

Ongoing Pricing Review and Adjustment:

Both parties agree to assign resources to support an ongoing product conversion cost improvement process in the following manner:

Each year of this agreement, both parties will work together to reduce the overall conversion, overhead, and indirect costs of the products by a target of 10% per year, exclusive of the impacts to price related to labor rate changes, raw material and component prices, and foreign currency fluctuations. This targeted reduction will include, but is not limited to, the reduction of labor hours into the product, the reduction of scrap, the reduction of overhead costs, and the reduction of VAT, Duty, Freight or other costs that directly impact the product. During the month of November each year, the parties agree to define the current product costing and lock the BOM and overall product pricing to benchmark the target improvement for the following year. This is to be documented and shared between both parties. Resources are to be assigned and project plans developed to identify those requirements and to oversee the project plans through the course of the year, reporting out monthly on the improvements made and how they map to the target reductions in the product cost. As projects are confirmed and in place for 2 months, reductions will be captured. At the end of each quarter, the product cost will be reduced by the amounts agreed upon and POs updated to reflect said cost.

Payment for each invoice will be made by Party A as follows:

All payments will be made in United States Dollars.

Appendix S4: Additional Performance Covenants

Party B shall provide access and adequate office space at Party B’s facilities during all hours of operation for up to three employees or contractors of Party A (“Inspectors”) designated by Party A from time to time. Party B shall provide all utilities and internet and wireless access to such Inspectors. Party A shall be responsible for all compensation payable to such Inspectors. The Inspectors shall have full rights to inspect all areas of Party B’s facilities and those of its sub-suppliers or subcontractors, if any, all Tooling, raw materials, inventories, Products, including “defective” and “off-quality” Products, suppliers and records relating to the Products, raw materials or suppliers.

Appendix S5: Party A’s Workplace Code of Conduct Policy

Compliance with all applicable laws, regulations and rules

Appendix S6: Minimum Insurance Requirements

Party B shall obtain, pay for, and maintain in full force and effect during the Term insurance as follows:

(a)                         Workers’ Compensation and Employers’ Liability insurance with limits to conform with the greater of the amount required by applicable law or one million dollars ($1,000,000) each accident, including occupational disease coverage and an endorsement to the Workers’ Compensation and Employers’ Liability insurance policy, in form acceptable to Party A, containing a waiver of subrogation by the insurance carrier with respect to the additional insureds;

(b)                         Commercial General Liability insurance with limits not less than five million dollars ($5,000,000) combined single limit for bodily injury, death, and property damage, including personal injury, contractual liability, independent contractors, broad-form property damage, and products and completed operations coverage; and,

(c)                          Commercial Automobile Liability insurance with limits not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable.

As evidence of insurance coverage, Party B shall deliver (a) certificates of insurance issued by Party B’s insurance carrier showing each of these policies in force during the Term of this Agreement, and (b) an endorsement to each required policy, in form acceptable to Party A, naming Party A and its parent, subsidiaries, divisions and affiliated companies, and all of their respective directors, officers, shareholders, employees and representatives as additional insureds (except for the Workers’ Compensation and Employers’ Liability policies).   To the extent any insurance coverage required under this Agreement is purchased on a “claims-made” basis, such insurance shall cover all prior acts of Party B during the Term, and such insurance shall be continuously maintained until at least two (2) years beyond the expiration or termination of the Term, or Party B shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least two (2) years from the occurrence of either such event.  Party B shall give thirty (30) days’ prior written notice to Party A of cancellation, non-renewal, or material change in coverage, scope, or amount of any policy.

Appendix S7: Copies of Business License and other Certificates by Party B

Appendix C1: Nondisclosure Agreement